                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                               SCHEDULE 13G
                              (RULE 13D-102)

          INFORMATION STATEMENT PURSUANT TO RULES 13-D AND 13D-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    (AMENDMENT NO. ______________)<F1>

                     ALTERNATIVE LIVING SERVICES, INC.
                             (Name of Issuer)

                  COMMON STOCK, $.01 PAR VALUE PER SHARE
                      (Title of Class of Securities)

                                02145K-10-7
                              (CUSIP Number)












<F1>  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                             Page 1 of 4 pages

CUSIP No. 02145K-10-7               13G                   Page 2 of 4 Pages

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(1)  Names of Reporting Persons
     S.S. or I.R.S. Identification No. of Above Persons

                             Jerry L. Tubergen
---------------------------------------------------------------------------

(2)  Check the Appropriate Box if a Member of a Group*
                                                             (a)  [   ]
                                                             (b)  [ X ]
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(3)  SEC Use Only
---------------------------------------------------------------------------

(4)  Citizenship or Place of Organization

                                    USA
---------------------------------------------------------------------------

     Number of         (5) Sole Voting Power                      246,919
     Shares            ----------------------------------------------------
     Beneficially
     Owned by          (6) Shared Voting Power                    415,532
     Each              ----------------------------------------------------
     Reporting
     Person            (7) Sole Dispositive Power                  246,919
     With              ----------------------------------------------------

                       (8) Shared Dispositive Power                415,532
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(9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                  662,451
---------------------------------------------------------------------------

(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                                      [  ]
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(11) Percent of Class Represented by Amount in Row 9

                                   5.11%
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
(12) Type of Reporting Person*

                                    IN
---------------------------------------------------------------------------
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

Securities and Exchange Commission
Schedule 13G
Page 3 of 4 pages

ITEM 1(A).     NAME OF ISSUER:

               Alternative Living Services, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               450 N. Sunnyslope Road, Suite 300
               Brookfield, Wisconsin 53005

ITEM 2(A).     NAME OF PERSON FILING:

               Jerry L. Tubergen

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               126 Ottawa Avenue, Suite 500
               Grand Rapids, Michigan 49503

ITEM 2(C).     CITIZENSHIP:

               United States of America

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, $.01 par value per share

ITEM 2(E).     CUSIP NUMBER:

               02145K-10-7

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
               Not applicable.

               (a) [ ] Broker or dealer registered under Section 15 of the
                       Act,

               (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

               (d) [ ] Investment Company registered under Section 8 of
                       the Investment Company Act,

Securities and Exchange Commission
Schedule 13G
Page 3 of 4 pages

               (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

               (f) [ ] Employee Benefit Plan, Pension Fund which is
                       subject to the provisions of the Employee
                       Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F),

               (g) [ ] Parent Holding Company, in accordance with Rule
                       13d-1(b)(ii)(G); SEE Item 7,

               (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Securities and  Exchange Commission
Schedule 13G
Page 4 of 4 pages

ITEM 4.        OWNERSHIP.

               (a)  Amount Beneficially Owned:                  662,451 shares

               (b)  Percent of Class:                                    5.11%

               (c)  Number of shares as to which such person has:

                    (i)   Sole power to vote or to direct
                          the vote                              246,919 shares

                    (ii)  Shared power to vote or to
                          direct the vote                       415,532 shares

                    (iii) Sole power to dispose or to
                          direct the disposition of             246,919 shares

                    (iv)  Shared power to dispose or to
                          direct the disposition of             415,532 shares

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON.

               The Reporting Person (i) holds the sole voting and dispositive power relating to 246,919 shares of Common Stock that he beneficially owns in his name (which number includes 7,745 shares which he may acquire pursuant to options exercisable in the next 60 days) and (ii) shares voting and dispositive power relating to 415,532 shares of Common Stock that he may be deemed to beneficially own as co-trustee of four trusts (103,883 shares are beneficially owned for each trust).

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

Securities and  Exchange Commission
Schedule 13G
Page 4 of 4 pages

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

ITEM 10.       CERTIFICATION.

               Not Applicable

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 13, 1997
                                   Date


                                   /S/ JERRY L. TUBERGEN
                                   Signature

                                   Jerry L. Tubergen